Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

July 26, 2007

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Six Months Ended June 30, 2007 and Declares Cash Dividend

(Manhattan, KS, July 25, 2007) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended June 30, 2007 of $0.58 versus $0.68 for the quarter ended June 30, 2006.  Net earnings for the quarter ended June 30, 2007 were $1.4 million, a decrease of $242,000 compared to the quarter ended June 30, 2006.  Gains on sale of certain assets and losses on sale of investments in the quarter ended June 30, 2006 accounted for $0.06 of the decline in diluted earnings per share, or $147,000.  Diluted earnings per share for the six months ended June 30, 2007 were $1.11 versus $1.28 for the six months ended June 30, 2006.  Net earnings for the six months ended June 30, 2007 were $2.6 million, a decrease of $419,000 compared to the six months ended June 30, 2006.  Gains on sale of certain assets and losses on sale of investments in the six months ended June 30, 2006 accounted for $0.08 of the decline in diluted earnings per share, or $176,000.  Additionally, the Board of Directors declared a cash dividend of 19 cents per share to stockholders of record as of August 8, 2007 payable August 20, 2007.

Patrick Alexander, President and CEO, commented, “Our financial results for the quarter and six months ended June 30, 2007 declined from 2006 primarily due to decreases in non-interest income.  The most significant part of this decline in non-interest income was the sale of our previous headquarters at 800 Poyntz during the second quarter of 2006 and the resultant $630,000 gain on the sale of this asset on prior year results.  These gains were partially offset with losses on sale of investments as we restructured our investment portfolio during the second quarter of 2006.  We are pleased that continued commercial and commercial real estate loan originations led to an increase of $16.4 million in these outstanding loan balances at June 30, 2007 as compared to December 31, 2006.  This increase helped to offset a $15.6 million decrease in one-to-four family residential loans, over the same period, as we continue our strategy of increasing the proportion of commercial and commercial real estate loans in our portfolio.  The transition of our loan mix, coupled with the restructuring of our investment portfolio in 2006 to include additional tax exempt municipal securities, allowed us to maintain our net interest margin, on a tax equivalent basis, at 3.54% in the first six months of 2007 as compared to the first six months of 2006.”

Alexander further commented, “We continue to focus on increasing our volume of loans and deposits while at the same time controlling non-interest expense.  The interest rate environment remains challenging with a relatively flat yield curve and stiff competition, which resulted in net interest income remaining constant, on a tax equivalent basis, for the first six months of 2007 as compared to the same period for 2006.  We are pleased that we have been able to reduce non-interest expense over that same period of time.  We continue to focus on the generation of additional sources of non-interest income and are beginning to see progress in this area.  We have been relatively pleased with our level of residential mortgage loan originations in light of the turmoil the past several months in the residential housing sector regarding both market-wide sales volume and mortgage defaults.

Net interest income for the second quarter of 2007 decreased $80,000 to $4.5 million as compared to the second quarter of 2006, a decrease of 1.8%.  This decline in net interest income was due primarily to the increases in our cost of funding outpacing the increases in our yields on interest earning assets.  However, due to an increased investment in tax exempt municipal securities, our tax equivalent net interest income increased $41,000 while our net interest margin, on a tax equivalent basis, remained at 3.50% in the second quarter of 2007.  Total non-interest income decreased to $1.5 million for the quarter ended June 30, 2007 from $1.9 million for the quarter ended June 30, 2006, a decrease of $427,000.  In the second quarter of 2006, a $682,000 gain was recognized with the sale of certain assets, primarily the 800 Poyntz facility, which was partially offset by $444,000 in losses on sale of investments as we restructured our investment portfolio.  These items attributed 55.7% of the decrease in non-interest income for the second quarter of 2007 as compared to 2006.  Additionally, this decline was the result of a $67,000, or 20.7%, decrease in gains on sale of loans, a decrease in loan fees of $84,000 and a $34,000 decline in deposit related income.  Total non-interest expense for the quarter ended June 30, 2007 decreased $59,000, or 1.4%, compared to the quarter ended June 30, 2006.  The effective tax rate of 23.2% for the second quarter of 2007 was lower than the 29.3% for the same period of 2006, primarily because of our increase in non-taxable income related to bank owned life insurance and tax exempt municipal investments.

Net interest income for the six months ended June 30, 2007 decreased $227,000 to $9.0 million as compared to the six months ended June 30, 2006, a decrease of 2.5%.  This decline in net interest income was due primarily to the increases in our cost of funding outpacing the increases in our yields on interest earning assets.  However, due to an increased investment in tax exempt municipal securities, there was no change in our tax equivalent net interest income or net interest margin which remained at 3.54% for the six months ended June 30, 2007 and 2006.  Total non-interest income decreased to $2.8 million for the six months ended June 30, 2007 from $3.6 million for the six months ended June 30, 2006, a decrease of $790,000.  This decrease in 2007 primarily relates to certain items recognized during the first six months of 2006, comprising $728,000 in gains recognized in connection with the sale of certain assets, primarily the 800 Poyntz facility during the first six months of 2006, which was partially offset by $444,000 in losses on sale of investments as we restructured our investment portfolio by selling lower yielding, shorter-term investments and purchasing higher yielding, longer-term investments during the second quarter of 2006.  Furthering this decline was a decrease in gains on sale of loans of $147,000, or 25.1%, a decrease in loan fees of $142,000 and an $82,000 decline in deposit related income. Additionally, we recognized a $144,000 gain on sale of investments during the first quarter of 2006.  Total non-interest expense for the six months ended June 30, 2007 decreased $139,000, or 1.6%, compared to the six months ended June 30, 2006.  The effective tax rate of 22.9% for the six months ended June 30, 2007 was lower than the 29.8% for the same period in 2006, primarily because of our increase in non-taxable income related to bank owned life insurance and tax exempt municipal investments.

Landmark Bancorp’s total assets increased to $603.4 million at June 30, 2007, compared to $590.6 million at December 31, 2006.  Net loans receivable were $383.6 million at June 30, 2007, compared to $380.7 million at December 31, 2006.  At June 30, 2007, the allowance for loan losses was $4.1 million, or 1.1% of gross loans outstanding, compared to $4.0 million, or 1.1% of gross loans outstanding at December 31, 2006.  As of June 30, 2007, $3.9 million in loans were on non-accrual status, or 1.0% of total loans, compared to a balance of $3.6 million in loans on non-accrual status, or 0.9% of total loans, as of December 31, 2006.  Net loan charge-offs for the six months ended June 30, 2007 were $50,000 compared to $69,000 for the comparable period of 2006.  Residential home loans comprised 57.7% of the $3.9 million non-accrual loan balance at June 30, 2007.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At June 30,	At December 31,
ASSETS	2007	2006

Cash and cash equivalents	$12,265,581	$14,751,914
Investment securities available for sale	157,981,549	145,884,168
Loans receivable, net (1)	383,552,028	380,688,055
Premises and equipment, net	14,440,831	13,767,075
Goodwill	13,009,167	13,009,167
Other intangible assets, net	3,571,044	4,030,709
Bank owned life insurance	11,377,362	11,144,796
Other assets	7,156,726	7,292,352

TOTAL ASSETS	$603,354,288	$590,568,236

LIABILITIES

Deposits	$446,061,446	$444,485,370
Other borrowings	100,013,018	90,416,064
Other liabilities	8,058,070	6,430,787

Total liabilities	554,132,534	541,332,221

Stockholders’ equity	49,221,754	49,236,015

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$603,354,288	$590,568,236

(1)

Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was
$4,105,129 and $4,029,710 at June 30, 2007 and December 31, 2006, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2007	2006	2007	2006
Interest income:
Loans	$14,348,373	$13,511,515	$7,212,091	$6,860,807
Investment securities	3,459,943	2,870,664	1,780,664	1,455,327
Other	24,295	101,394	9,124	30,108
Total interest income	17,832,611	16,483,573	9,001,879	8,346,242

Interest expense:
Deposits	6,612,276	5,043,714	3,362,111	2,616,379
Borrowed funds	2,254,680	2,247,585	1,173,313	1,182,976
Total interest expense	8,866,956	7,291,299	4,535,424	3,799,355

Net interest income	8,965,655	9,192,274	4,466,455	4,546,887
Provision for loan losses	125,000	75,000	60,000	15,000
Net interest income after provision for loan losses	8,840,655	9,117,274	4,406,455	4,531,887

Non-interest income:
Fees and service charges	1,911,515	2,135,335	1,010,384	1,128,463
Gains on sale of loans	439,408	586,364	256,116	322,983
Losses on sale of investments	—	(300,256)	—	(443,797)
Gains on sale of other assets	—	728,453	—	681,630
Bank owned life insurance income	229,967	157,654	114,143	112,300
Other	262,337	325,316	133,715	139,746
Total non-interest income	2,843,227	3,632,866	1,514,358	1,941,325

Non-interest expense:
Compensation and benefits	4,076,558	4,248,576	2,033,323	2,112,612
Occupancy and equipment	1,375,358	1,396,022	676,389	687,102
Amortization of intangibles	470,097	524,172	236,188	259,679
Data processing	405,610	348,990	202,290	187,543
Professional fees	252,319	210,726	134,412	126,349
Advertising	215,363	218,737	106,475	111,219
Other	1,519,867	1,506,785	768,702	732,650
Total non-interest expense	8,315,172	8,454,008	4,157,779	4,217,154

Earnings before income taxes	3,368,710	4,296,132	1,763,034	2,256,058

Income tax expense	770,487	1,279,128	409,431	659,968

Net earnings	$2,598,223	$3,017,004	$1,353,603	$1,596,090

Net earnings per share (2)
Basic	$1.11	$1.29	$0.58	$0.68
Diluted	1.11	1.28	0.58	0.68

Book value per share (2)	$21.28	$19.52	$21.28	$19.52

Shares outstanding at end of period	2,313,154	2,340,721	2,313,154	2,340,721

Weighted average common shares outstanding - basic	2,330,765	2,340,199	2,325,858	2,340,374
Weighted average common shares outstanding - diluted	2,349,815	2,350,464	2,345,584	2,353,355

(2)	Net earnings per share and book value per share at or for the periods ended June 30, 2006 have been adjusted to give effect to the 5% stock dividend paid during December 2006.

	Six months ended June 30,		Three months ended June 30,
OTHER DATA (unaudited):	2007	2006	2007	2006

Return on average assets (3)	0.87%	1.02%	0.90%	1.07%
Return on average equity (3)	10.51%	13.54%	10.83%	14.05%
Equity to total assets	8.16%	7.70%	8.16%	7.70%
Net interest margin (3) (4)	3.54%	3.54%	3.50%	3.50%

(3)  Information for the six and three months ended is annualized.

(4)  Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.